Exhibit 10.4

Form for Robert A. Eckert

NOTICE OF GRANT AND GRANT AGREEMENT

RESTRICTED STOCK UNITS

Notice of Grant – Restricted Stock Units

Name of Holder:

ROBERT A. ECKERT

Plan: Grant Date:	2010 Equity and Long-Term Compensation Plan
Number of Restricted Stock Units:
Vesting Schedule:	3 year vesting, as set forth below

Subject to the provisions of the 2010 Equity and Long-Term Compensation Plan and the Grant Agreement accompanying this Notice of Grant (the “Grant Agreement”) and you not experiencing a Severance (as defined in the 2010 Equity and Long-Term Compensation Plan and as provided in Section 4 of the Grant Agreement), this award of Restricted Stock Units (“Units”) shall vest with regard to the following percentages of Units on the dates shown below:

Cumulative Percent Vested	Percent of Units Vesting*	Scheduled Vest Date
50%	50% (“First Vested Units”)
100%	50% (“Final Vested Units”)

*	With respect to the First Vested Units, such number of Units shall be rounded down to the nearest whole number of Units (to the extent such number is not a whole number). With respect to the Final Vested Units, the amount of Units vesting thereunder shall be such that 100% of the aggregate number of Units shall be cumulatively vested on the third anniversary of the Grant Date.

By your signature and Mattel, Inc.’s signature below, you and Mattel, Inc. agree that this award of Restricted Stock Units is made under and governed by the terms and conditions of the Grant Agreement and the 2010 Equity and Long-Term Compensation Plan. You acknowledge that you have received a copy of the Grant Agreement and the Prospectus relating to the 2010 Equity and Long-Term Compensation Plan. Please sign and return one copy of this Notice of Grant to Mattel Equity Compensation Administration, Mattel, Inc. - Mail Stop M1-0307, 333 Continental Boulevard, El Segundo, CA 90245-5012, United States of America.

For Mattel, Inc.	Holder
Name:	Name:
Title:

Date	Date

Mattel, Inc. 333 Continental Boulevard El Segundo, CA 90245	Type of Grant: Restricted Stock Units	Holder’s ID: Mattel’s ID: 95-1567322

Note: Please do not detach this Notice of Grant from the Grant Agreement that follows.

Grant Agreement for

Restricted Stock Units

under the Mattel, Inc. 2010 Equity and Long-Term Compensation Plan

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and Robert A. Eckert (the “Holder”). The Notice of Grant – Restricted Stock Units (the “Notice”) accompanying this Grant Agreement is deemed a part of this Grant Agreement.

Recitals

Mattel has adopted the 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. In accordance with the terms of the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between Mattel and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan. This Grant Agreement incorporates certain provisions required by the terms of the Holder’s Executive Employment Agreement with Mattel dated October 18, 2000 and effective as of May 16, 2000 (as amended from time to time, the “Employment Agreement”).

Restricted Stock Units

1. Grant. Effective as of the grant date specified in the Notice (the “Grant Date”), Mattel grants to the Holder the number of restricted stock units based on shares of Common Stock set forth in the Notice (the “Units”), subject to adjustment, forfeiture and the other terms and conditions set forth below and in any Addendum to this Grant Agreement (where applicable). Mattel and the Holder acknowledge that the Units (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to Mattel after the Grant Date, for which the Holder will otherwise not be fully compensated, and which Mattel deems to have a value at least equal to the aggregate par value of the shares, if any, that the Holder may become entitled to receive under this Grant Agreement, (b) will, except as provided in Section 4 hereof, be forfeited by the Holder if the Holder’s Severance occurs before they vest, and (c) are subject to cancellation if the Holder engages in certain conduct detrimental to the Company, in each case as more fully set forth in this Grant Agreement and the Plan.

2. Dividend Equivalent Rights. The Units are granted with Dividend Equivalent rights, as set forth in this Section 2. As of the payment date (the “Dividend Payment Date”) for any cash dividend or distribution with respect to the Common Stock with a record date on or after the Grant Date and before all of the Units are settled or forfeited as set forth below, the Holder shall receive a cash payment on or within five (5) business days following the Dividend Payment Date, but in no event later than the last day of the calendar year in which the Dividend Payment Date occurs, with respect to the outstanding Units held by the Holder that have not yet been settled or forfeited on such record date (the “Then-Outstanding Units”). The amount of the cash payment shall equal the cash dividend or distribution that would have been paid or distributed to the Holder had the Then-Outstanding Units been actual shares of Common Stock outstanding on the applicable record date; provided, that the Committee shall determine whether a payment shall be made with respect to a dividend or distribution made in connection with an event described in Section 17 of the Plan (whether or not an adjustment under Section 17 of the Plan is made to the Units in connection with that event), and the amount of any such payment; and the Committee shall determine whether a payment shall be made with respect to a dividend or distribution with respect to the Common Stock in the form of Common Stock or other property other than cash, and the amount of any such payment.

3. Normal Vesting. Except as otherwise provided in Section 4, the Units shall vest in the time and manner set forth in the Notice.

4. Consequences of Severance. Subject to Section 5 below, the consequences of the Holder’s Severance before the third anniversary of the Grant Date shall be as follows:

(a) In the case of the Holder’s termination for Cause (as defined in the Employment Agreement), the Units that have not yet vested shall be forfeited as of the Date of Termination (as defined in the Employment Agreement); provided that such forfeiture shall not take place until all of the following have occurred: (i) at least two-thirds (2/3) of the nonmanagement members of the Board of Directors of Mattel make a good faith determination that termination for Cause is appropriate, (ii) the Holder has received written notice of the activity that constitutes grounds for termination for Cause, (iii) the Holder has been afforded a reasonable opportunity to cure or correct the activity described in such notice, and (iv) the Holder has failed to substantially cure, correct or cease the activity, as appropriate;

(b) In the case of the Holder’s death, Disability (as defined in the Employment Agreement), termination by Mattel other than for Cause or a termination by the Holder (i) for Good Reason (as defined in the Employment Agreement), (ii) for any reason during the 30-day period immediately following the six (6) month anniversary of a Change of Control (as defined in the Employment Agreement), or (iii) pursuant to Section 5(f) of the Employment Agreement (entitled “Mattel Non-Renewal of Term”), the Units that have not yet vested shall vest as of the Date of Termination (as defined in the Employment Agreement); and

(c) In all other cases, the Units that have not yet vested shall be forfeited as of the date of the Severance.

5. Termination, Rescission and Recapture. The Holder specifically acknowledges that the Units and any Common Stock or cash delivered in settlement thereof are subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of the Units and/or the recapture of any Common Stock and/or cash delivered in settlement thereof and/or the proceeds of the sale of any such Common Stock. Except as provided in the next sentence, as a condition of the vesting and settlement of Units, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, after a Severance of the Holder that occurs within the 24-month period after a Change in Control.

6. Consequences of Vesting. As of the vesting of a Unit, such vested Unit shall represent the right to receive payment from Mattel, in accordance with Section 7 below, in the form of one share of Common Stock or a cash payment equal to the Fair Market Value of a share of Common Stock as of the date of such vesting, as Mattel may in its sole discretion determine (and Mattel may settle some Units in Common Stock and some in cash), subject to Section 8 below. In the case of Units settled by delivery of Common Stock, Mattel shall (a) issue or cause to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more stock certificates representing such shares, or (b) cause a book entry for such shares to be made in the name of the Holder (or the Holder’s Heir, if applicable). In the case of the Holder’s death, the cash and/or Common Stock to be delivered in settlement of vested Units as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Units are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

7. Code Section 409A. The Company believes that the Units constitute “deferred compensation” within the meaning of Section 409A of the Code. It is the intention and belief of Mattel that the Units comply in all respects with Section 409A of the Code, and this Grant Agreement shall be interpreted in accordance with that intention. Consistent with the aim of compliance with Section 409A:

(a) The payment date with respect to any vested Unit (the “Settlement Date”) shall be on or within five (5) business days following the first to occur of (i) the scheduled vesting date of such Unit pursuant to Section 3 above, (ii) (x) the date of the Holder’s Severance, if the Holder is not a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) (a “Specified Employee”) as of that date, or (y) in the event that, as of the date of the Holder’s Severance, the Holder is a Specified Employee and Mattel determines that paying such amounts at the time or times indicated in this Grant Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, the date that is six months after the date of such Severance, (iii) the date of the Holder’s death, (iv) the date of the Holder’s Disability, if such Disability qualifies the Holder as “disabled” within the meaning of Section 409A(a)(2)(A)(ii) of the Code, and (v) in the event Section 18(a)(i) of the Plan applies, the date of a Change in Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder. The determination of whether the Holder is a Specified Employee shall be made by Mattel in accordance with the methodology adopted by Mattel in accordance with Section 409A of the Code, which methodology may be amended or replaced at any time and from time to time by Mattel, as and to the extent permitted by Section 409A.

(b) If there occurs a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, the amount that shall be provided on the applicable Settlement Date (if such Settlement Date occurs following such Change in Control) in settlement of any Unit that vested as a result of such Change in Control shall be a cash amount that equals the Fair Market Value of a share of Common Stock as of the date of such Change in Control, plus interest thereon through the Settlement Date at the federal funds rate (as reported in the Wall Street Journal or any other information source reasonably selected by the Committee), compounded daily.

(c) Under no circumstances may this Grant Agreement be amended or terminated in a manner that violates Section 409A.

8. Tax Withholding. The Company shall withhold from the cash and/or Common Stock deliverable in settlement of Units an amount necessary to satisfy the taxes, social taxes, payroll taxes and other taxes required to be withheld in connection with such vesting and settlement. If such withholding is in the form of shares of Common Stock deliverable on the Settlement Date, the Fair Market Value of such shares on the Settlement Date shall not exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income (but rounding up to the nearest whole number of shares). If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (a) satisfy such obligation by causing the forfeiture of a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (b) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

9. Compliance with Law.

(a) No shares of Common Stock shall be issued and delivered pursuant to a vested Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(b) If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

10. Assignability. Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Units before they vest and are settled shall be of no effect.

11. Certain Corporate Transactions. In the event of certain corporate transactions, the Units shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a Change in Control, the Units shall be subject to the provisions of Section 18 of the Plan and Section 5(e) of the Employment Agreement.

12. No Additional Rights.

(a) Neither the granting of the Units nor their vesting or settlement shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

(b) The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (iii) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

(c) Without limiting the generality of subsections (a) and (b) immediately above and subject to Section 4 above, if there is a Severance of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Units or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

13. Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Units unless and until shares of Common Stock have been issued in settlement thereof.

14. Data Privacy Waiver. By accepting the grant of the Units, the Holder hereby agrees and consents to:

(a)	the collection, use, processing and transfer by the Company of certain personal information about the Holder (the “Data”);

(b)	any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

(c)	the use of such Data by any such person for such purposes; and

(d)	the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of subsection (a) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

15. Compliance with Plan. The Units and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, the terms and conditions of the Plan, as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect the Units without the consent of the Holder. In the case of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.

16. Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws.